STOCKHOLDER AGREEMENT



               THIS STOCKHOLDER AGREEMENT, dated as of December 19, 2000 (this "AGREEMENT"), by and between Berkshire Hathaway, Inc., a Delaware corporation ("PARENT"), J Acquisition Corporation, a Delaware corporation ("ACQUISITION SUBSIDIARY"), and the Manville Personal Injury Settlement Trust, a New York trust (the "STOCKHOLDER").

                            W I T N E S S E T H:

               WHEREAS, concurrently herewith, Johns Manville Corporation, a Delaware corporation (the "COMPANY"), Parent and Acquisition Subsidiary are entering into that certain Agreement and Plan of Merger dated as of the date hereof (in the form so entered into, the "MERGER AGREEMENT") pursuant to which and in accordance with the terms and conditions thereof Acquisition Subsidiary will commence the Offer (as defined in the Merger Agreement), and following the consummation thereof, Acquisition Subsidiary will be merged with and into the Company, with the Company as the Surviving Corporation (the "MERGER");

               WHEREAS, the Stockholder owns beneficially and of record 112,730,819 shares (the "SHARES") of Common Stock, par value $.01 per share, of the Company ("COMMON STOCK"), subject to the planned purchase by the Company of up to 10,500,000 Shares from the Stockholder prior to December 31, 2000 (the "COMPANY STOCK BUYBACK") pursuant to a Share Purchase Agreement, dated as of December 19, 2000, between the Company and the Stockholder; and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition Subsidiary have required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

               1. Provisions Concerning the Shares.

                      (a) The Stockholder hereby agrees that during the period commencing on (x) the date the Federal Bankruptcy Court of the Southern District of New York (the "COURT") has issued an order upon application of the Trustees of the Stockholder (the "TRUSTEES") (i) approving the Stockholder's execution, delivery and performance of this Agreement and the transactions contemplated hereby; (ii) approving the Stockholder's execution, delivery and performance of the Escrow Agreement (provided that the Court Approval (as defined below) shall not be deemed to not have been obtained if the provisions therein regarding the separate order referred to in the Escrow Agreement shall not have been obtained) and the Tax Matters Agreement and the transactions contemplated thereby, and the execution, delivery and performance of the Amended Supplemental Agreement and the Trust Amendment (each of the Escrow Agreement, the Amended Supplemental Agreement and the Trust Amendment as defined in the Tax Matters Agreement, and together with this Agreement and the Tax Matters Agreement, the "TRUST MERGER AGREEMENTS"); (iii) discharging fully the Trustees from any and all liabilities relating to or arising from the execution, delivery and performance of their obligations under the Trust Merger Agreements and discharging fully the Trustees from any and all liabilities relating to or arising from the consummation of the transactions contemplated by the Trust Merger Agreements (other than the Trustees' obligations to the other parties under the Trust Merger Agreements) and (iv) approving the transfer of all assets of the grantor trust portion of the Trust that would constitute Qualified Payments (as defined in Section 468B(d) of the Code), including the cash payment to the Stockholder in the Offer to the Designated Settlement Fund (as defined in the Tax Matters Agreement) immediately following the receipt of such amount (and from time to time thereafter as Qualified Payments are received as provided in Section 2.6 of the Tax Matters Agreement) pursuant to the Reorganization Plan, all in a form reasonably acceptable to the Stockholder, which order shall be in full force and effect, but may be subject to appeal or discretionary review by another court (the "COURT APPROVAL"); or (y) if upon its review of objections raised to the issuance of the Court Approval, the Stockholder believes in good faith after consultation with the Company that as a condition to the Stockholder's obligations under this Agreement the Court Approval should be a Final Order (as defined in Section 1.1 of the Tax Matters Agreement), then the date the Court Approval becomes a Final Order (the "FINAL COURT APPROVAL"), and continuing until this Agreement terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of Common Stock, however called or in connection with any solicitation for written consent by the stockholders of the Company, the Stockholder shall vote all of the Shares (other than any Shares which have been purchased by the Company in the Company Stock Buyback) and any additional shares of Common Stock hereafter acquired and owned of record by the Stockholder at the time of the Special Meeting ("ADDITIONAL SHARES"), (i) in favor of the adoption of the Merger Agreement,
        (ii) against any proposal to the stockholders of the Company which would be reasonably likely to prevent the consummation of the Merger and (iii) against any Acquisition Proposal other than the Merger.

                      (b) The Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions of this Agreement; provided, however, that this subsection (b) shall not affect any of the rights of the Stockholder otherwise expressly provided herein.

                      (c) For purposes of this Agreement:

        "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
        Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

                      (d) In the event of a stock dividend or distribution, or any change in the shares of Common Stock by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares, merger or the like, the terms "SHARES" and "ADDITIONAL SHARES" as used in this Agreement shall be deemed to refer to and include the Shares and Additional Shares as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of such shares may be converted, changed or exchanged, to the extent that any such securities have the right to vote on any proposal submitted to the stockholders of the Company.

                      (e) Stockholder hereby agrees to, promptly following receipt of the Court Approval, or if applicable, the Final Court Approval, tender into the Offer, all of the Shares (other than any Shares which have been purchased by the Company in the Company Stock Buyback) and any Additional Shares.

                      (f) Stockholder hereby authorizes Parent and Acquisition Subsidiary to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement, its identity, its ownership of Shares and Additional Shares, and the nature of its commitments, arrangements and understandings under this Agreement.

               2. Representations and Warranties.

                      (a) Stockholder Representations and Warranties. As of the date hereof, the Stockholder hereby represents and warrants to Parent and Acquisition Subsidiary as follows:

                             (i) Ownership of Shares. Subject to the
               Company Stock Buyback, the Stockholder is the Beneficial Owner of all of the Shares. On the date hereof, the Shares constitute all of the shares of Common Stock of the Company owned of record and Beneficially Owned by the Stockholder. Subject to the terms of the Supplemental Agreement and the Company Stock Buyback, the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

                             (ii) Power; Binding Agreement. The Stockholder
               has the legal capacity and power and, subject to obtaining the Court Approval, authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized and executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is settlor or trustee or, except for the Court, any other Person whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

                             (iii) No Conflicts. (A) Except for filings
               under the HSR Act, if any, the Court Approval and filings under the Exchange Act, no filing or registration with, notification to, authorization, permit, consent or approval of, any court, legislative, executive or regulatory authority or agency is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, amendment, cancellation, material modification, creation of a Lien pursuant to, or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, guarantee, indenture, security or pledge agreement, voting agreement, stockholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, except in any such case where such violation, breach, default or right would not be reasonably likely to be materially adverse to the Stockholder or prevent or materially delay the Stockholder from the fulfillment of its obligations hereunder.

                             (iv) No Broker. Except for Goldman, Sachs &
               Co., no broker, finder, investment banker, financial adviser or other Person is entitled to any commission, broker's fee, finder's fee, adviser's fee or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder, and neither Parent nor Acquisition Subsidiary shall be responsible for any such fees and related expenses to be paid to Goldman, Sachs & Co. based upon arrangements made by or on behalf of the Stockholder. The Stockholder is solely responsible for the fees and expenses of Goldman, Sachs & Co. pursuant to any agreement between the Stockholder and Goldman, Sachs & Co.

                             (v) Opinion. The Stockholder has received the
               oral opinion of Goldman, Sachs & Co., on the date hereof, to the effect that the $13.00 in cash to be received by the Stockholder for each of its Shares in the Offer or pursuant to this Agreement or in the Merger, is fair from a financial point of view to the Stockholder.

                             (vi) Information in Disclosure Documents. The
               information relating to the Stockholder provided by or on behalf of the Stockholder specifically for inclusion in the Offer Documents, the Proxy Statement, if any, and any amendment thereof or supplement thereto will not contain, at the date mailed to Company stockholders, any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

                      (b) Parent and Acquisition Subsidiary Representations and Warranties. As of the date hereof, each of Parent and Acquisition Subsidiary represents and warrants to the Trust as follows:

                             (i) Power; Binding Agreement. Each of Parent
               and Acquisition Subsidiary has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Acquisition Subsidiary and constitutes a valid and binding agreement of each of Parent and Acquisition Subsidiary, enforceable against each of Parent and Acquisition Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no Person whose consent is required for the execution and delivery of this Agreement or the consummation by either Parent or Acquisition Subsidiary of the transactions contemplated hereby.

                             (ii) No Conflicts. (A) Except for filings
               under the HSR Act, if any, and filings under the Exchange Act, no filing or registration with, notification to, authorization, permit, consent or approval of, any court, legislative, executive or regulatory authority or agency is necessary for the execution of this Agreement by either Parent or Acquisition Subsidiary and the consummation by each of Parent and Acquisition Subsidiary of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by either Parent or Acquisition Subsidiary, the consummation by each of Parent and Acquisition Subsidiary of the transactions contemplated hereby or compliance by each of Parent and Acquisition Subsidiary with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, amendment, cancellation, material modification, creation of a Lien pursuant to, or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, guarantee, indenture, security or pledge agreement, voting agreement, stockholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either Parent or Acquisition Subsidiary is a party or by which either Parent or Acquisition Subsidiary or any of Parent's or Acquisition Subsidiary's properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent, Acquisition Subsidiary or any of Parent's or Acquisition Subsidiary's properties or assets.

                             (iii) Information for Offer Documents and
               Proxy Statement. The information relating to the Acquisition Subsidiary provided by or on behalf of Parent or Acquisition Subsidiary specifically for inclusion in the Offer Documents, the Proxy Statement, if any, and any amendment thereof or supplement thereto will not contain, at the date mailed to Company stockholders, any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

               3. No Solicitation

                      (a) Until this Agreement terminates, the Stockholder agrees that, except with respect to the Company Stock Buyback, it shall not, and shall instruct the Trustees and the Stockholder's officers, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) initiate, solicit, encourage or knowingly facilitate the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any non-public information or data to, any third party relating to any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement). Notwithstanding anything to the contrary contained in this Agreement, until the acceptance for payment of shares of Common Stock in the Offer and subject to the provisions of Section 3(b) and (c), the Stockholder (i) may participate in negotiations or discussions (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party pursuant to a customary confidentiality agreement, if either
        (A) the Board of Directors of the Company had participated in such negotiations or discussions or furnished such information or data in accordance with and subject to the conditions contained in
        Section 6.2 of the Merger Agreement or (B) the Trustees determine in good faith that a third party has made after the date hereof a Superior Stockholder Proposal (as defined below) or an Acquisition Proposal that the Trustees, after receiving the advice of its financial advisors, conclude would be reasonably likely to constitute a Superior Stockholder Proposal (and any such proposal was not solicited by the Stockholder, any Trustee or any of their respective affiliates or agents at the explicit or implicit direction of the Stockholder or the Trustee); and (ii) shall be permitted to request from any Person making an Acquisition Proposal such information as may be necessary for the Trustees to inform themselves as to the material terms of the Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Stockholder and the Trustees will, and will instruct the Stockholder's employees, officers, investment bankers, attorneys, accountants and other agents to, immediately cease and terminate any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any possible Acquisition Proposal. The Stockholder agrees that it will take the necessary steps to promptly inform its officers, trustees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 3(a).

                      (b) In addition to the obligations of the Stockholder set forth in paragraph (a) above, the Stockholder shall advise Parent and Acquisition Subsidiary orally and in writing by the end of the next Business Day, but in no event more than 36 hours after its receipt, of any written request for information or of any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making any such request or Acquisition Proposal and any determination by the Trustees that an Acquisition Proposal is a Superior Stockholder Proposal or would be reasonably likely to constitute a Superior Stockholder Proposal. The Stockholder will keep Parent and Acquisition Subsidiary reasonably informed as to the status and material terms and conditions of any such request or Acquisition Proposal. Notwithstanding the foregoing, the Stockholder shall not be in violation of the provisions of this paragraph (b) if the Company shall have provided Parent and Acquisition Subsidiary with the same information contemplated by this paragraph in the same timely manner. The term "SUPERIOR STOCKHOLDER PROPOSAL" shall mean any bona fide proposal to the Stockholder, which was not solicited by the Stockholder or any Trustee or their respective affiliates or agents at the explicit or implicit direction of the Stockholder or Trustee, to enter into an Acquisition Proposal made by a third party on terms and conditions which the Trustees determine in their good faith, after receipt of the advice of the Stockholder's financial advisors, to be more favorable to the Stockholder from a financial point of view than the transactions contemplated by the Merger Agreement (taking account of all of the terms thereof, including price, likelihood of financing being obtained and likelihood and expected timing of consummation).

                      (c) In addition to any other right that it may have in this Agreement to decline to tender the Shares or vote the Shares in favor of the adoption of the Merger Agreement, if the Stockholder is entitled to engage in negotiations or discussions with, or furnish any information or data to, any third party on the terms contemplated in Section 3(a), the Trustees and the Stockholder may, until the acceptance for payment of shares of Common Stock in the Offer (i) decline to tender the Shares into the Offer, (ii) withhold the vote of the Stockholder in favor of adoption of the Merger Agreement, (iii) approve of, or propose publicly to approve of, a Superior Stockholder Proposal or (iv) cause the Stockholder to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to a Superior Stockholder Proposal. The Trustees and the Stockholder may only take the actions described in clauses (i),
        (ii), (iii) and (iv) of this subparagraph, however, if this Agreement has terminated in accordance with Section 5, including, if applicable, following the expiration of the five Business Day period referred to in Section 5(b)(iii).

               4. Restriction on Transfer; Proxies; Non-Interference; Stop Transfers; etc.

                      (a) The Stockholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates: (i) except as contemplated by the Company Stock Buyback, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or Additional Shares or any interest therein, or (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of the Shares or Additional Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or Additional Shares.

                      (b) Without limiting the generality of Section 4(a) above, the Stockholder agrees with, and covenants to, Parent and Acquisition Subsidiary that the Stockholder shall not, during the period set forth in Section 4(a), request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares or Additional Shares, unless such transfer is made in compliance with this Agreement.

                      (c) Upon the terms and subject to the conditions herein provided, the Stockholder agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations (i) to obtain the Court Approval and the Final Court Approval, if applicable, and to promptly pursue the Court Approval by making all reasonably necessary motions and filings (it being agreed that the filings and motions required by the Stockholder in order to obtain the Court Approval shall be filed with the Court as promptly as practicable after the date hereof but in no event later than January 10, 2001), including motions and filings made in response to any third party filings made in opposition to the Court Approval, (ii) to promptly oppose any attempt of which it has knowledge to have the Court Approval vacated, reversed or modified or amended, in whole or in part, so as to materially limit the Court Approval unless the Stockholder shall be entitled to take the actions set forth in Section 3(c) thereof; it being understood that nothing set forth in this clause (ii) shall affect the Stockholder's rights under Section 5(b) hereof and (iii) to obtain the orders contemplated in Section 1.1 of the Escrow Agreement. The Stockholder will furnish to Parent and the Acquisition Subsidiary copies of all motions and filings made by the Stockholder with the Court, or any other information supplied by the Stockholder to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               5. Termination; Effect of Termination.

                      (a) This Agreement shall terminate automatically in the event that any of the following occur: (i) the Merger Agreement is terminated in accordance with the terms thereof, (ii) the Offer is consummated and the Shares (other than any Shares which have been purchased by the Company in the Company Stock Buyback) and any Additional Shares are purchased pursuant thereto, (iii) Acquisition Subsidiary purchases the Subject Shares in accordance with the terms of Section 23 hereof or (iv) the Merger is consummated.

                      (b) This Agreement shall terminate at the election of the Stockholder (i) if, prior to acceptance for purchase of shares of Common Stock tendered in the Offer, the board of directors of the Company modifies or withdraws its recommendation of the Merger Agreement, the Offer or the Merger in accordance with the terms of the Merger Agreement and, in connection with such modification or withdrawal, the Company enters into a binding agreement with respect to or consummates a transaction that constitutes a Superior Proposal (as defined in the Merger Agreement), (ii) if the Court fails to issue the Court Approval after a notice and hearing thereon or the Court Approval is vacated, reversed or modified or amended, in whole or in part, so as to materially limit the Court Approval or, if applicable, does not become a Final Court Approval, or (iii) if, prior to acceptance for payment of shares of Common Stock tendered in the Offer, the Trustees authorize the Stockholder to enter into a binding agreement with respect to a transaction that constitutes a Superior Stockholder Proposal and the Stockholder has notified Parent and Acquisition Subsidiary in writing that it intends to enter into such an agreement and terminate this Agreement pursuant to this clause 5(b)(iii), attaching the most current version of such agreement to such notice, and during the five Business Day period after the Stockholder's notice, the representatives of Trustees shall have negotiated with Parent and Acquisition Subsidiary regarding the terms and conditions of a revised offer by Parent and Acquisition Subsidiary and if the Trustees shall have concluded, after considering any revised offer made by Parent and Acquisition Subsidiary during such period, that the Superior Stockholder Proposal giving rise to the Stockholder's notice, as then revised, continues to be a Superior Stockholder Proposal. The Stockholder may not effect such termination sooner than the second Business Day after Parent and Acquisition Subsidiary receive the Stockholder's notice, and Stockholder agrees to notify Parent and Acquisition Subsidiary promptly if the Trustees determine not to enter into a binding agreement with respect to the Superior Stockholder Proposal as to which notification was given.

                      (c) This Agreement shall terminate at the election of Parent and Acquisition Subsidiary prior to the purchase of shares of Common Stock in the Offer (i) if the Court fails to issue the Court Approval after a notice and hearing thereon, or the Court Approval is vacated, reversed or modified or amended, in whole or in part, so as to materially limit the Court Approval or, if applicable, fails to become a Final Court Approval, or (ii) if a binding written agreement with respect to a Superior Stockholder Proposal is entered into by the Stockholder.

                      (d) Notwithstanding anything to the contrary herein no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

               6. Further Assurances. From time to time, at the other party's request and without further consideration, Parent, Acquisition Subsidiary and the Company, consistent with this Agreement shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               8. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder, including the tender and voting obligations described in Section 1, shall attach to the Shares (other than any Shares which have been purchased by the Company in the Company Stock Buyback) and any Additional Shares and shall be binding upon any Person to which legal or beneficial ownership of any of such shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's administrators, trustees or successors. Notwithstanding any transfer of any of such shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

               9. Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that the Acquisition Subsidiary shall be permitted to assign its rights hereunder to Parent or any other wholly owned Subsidiary of Parent without the consent of the Stockholder. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

               10. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

               11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to the Stockholder, to:

                        Manville Personal Injury Settlement Trust
                        143 Bedford Road, Suite 200
                        Katonah, New York 10536
                        Fax: (914) 767-0377
                        Attention:  Chairman and Managing Trustee

                      with a copy to:

                        Sullivan & Cromwell
                        125 Broad Street
                        New York, New York 10004
                        Tel: (212) 558-4000
                        Fax:  (212) 558-3588
                        Attention:  Benjamin F. Stapleton, Esq.

               And

               (b)    if to Parent or Acquisition Subsidiary, to:

                        Berkshire Hathaway Inc.
                        1440 Kiewit Plaza
                        Omaha, Nebraska 68131
                        Fax: (402) 346-3375
                        Attention: Marc D. Hamburg

                      with copies to:

                        Munger, Tolles & Olson LLP
                        355 South Grand Avenue, 35th Floor
                        Los Angeles, California  90071
                        Tel: (213) 683-9107
                        Fax: (213) 687-3702
                        Attention: R. Gregory Morgan, Esq.

               12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

               13. Specific Performance. The Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Parent and Acquisition Subsidiary to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach Parent and Acquisition Subsidiary shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent and Acquisition Subsidiary may be entitled, at law or in equity.

               14. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               15. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               16. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

               17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

               18. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

               19. Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               20. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

               21. Submission to Jurisdiction. Each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises, out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that such forum is not an inconvenient forum.

               22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered to constitute one and the same Agreement.

               23. Purchase and Sale Agreement. If immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, the Court Approval shall be in full force and effect or, if applicable, a Final Court Approval shall be in effect, and the Stockholder continues to own of record any of the Shares or any Additional Shares (the "SUBJECT SHARES") the Stockholder shall sell, and Acquisition Subsidiary shall purchase, all of the Subject Shares at a price per Share (the "PURCHASE PRICE") equal to the price per share of Common Stock paid by Acquisition Subsidiary in the Offer in cash. The Closing with respect to the sale and purchase of the Subject Shares shall occur at the opening of business on the first Business Day following the expiration of the Offer at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York (the "SUBJECT SHARES CLOSING"). At the Subject Shares Closing, the Stockholder shall deliver the Subject Shares and Acquisition Subsidiary shall pay to the Stockholder to an account designated by the Stockholder by wire transfer of immediately available funds, an amount equal to the number of Subject Shares multiplied by the Purchase Price.


                          [signature page follows]



               IN WITNESS WHEREOF, Parent, Acquisition Subsidiary and the Stockholder have executed and delivered this Agreement as of the day and year first above written.


                                    BERKSHIRE HATHAWAY INC.


                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:


                                    J ACQUISITION CORPORATION


                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:


                                    MANVILLE PERSONAL INJURY
                                    SETTLEMENT TRUST,
                                    by its Trustee(s):


                                    ---------------------------------------
                                    Name:  Robert A. Falise


                                    ---------------------------------------
                                    Name:  Louis Klein, Jr.


                                    ---------------------------------------
                                    Name:  Frank J. Macchiarola


                                    ---------------------------------------
                                    Name:  Christian E. Markey, Jr.